Acquisitor p1c190 The Strand
London WC2R IN



May 31, 2001





Datron Systems Incorporated
3030 Enterprise Court
Vista, California 92083-8347

Attention: The Board of Directors of Datron Systems Inc.
           As per attached list


Re. Acquisition Proposal from L3 Communications

Gentlemen,

As we have not had a response to our letter to the Board of Directors of Datron Systems Incorporated ("Datron" or the "Company") dated May 18, 2001, be advised that we hereby withdraw our offer to negotiate with the current Board to reduce our slate to two Directors. Acquisitor intends to run its slate of four Directors at Datron's 2001 Annual Meeting.

As we have stated in our Schedule 13-D filings and during our discussions with MR.Derby and Mr. Preston, our goal has and continues to be the enhancement of shareholder value for all Datron shareholders. In this connection, I have had discussions with a number of parties interested in potentially purchasing Datron or its assets. Enclosed is a letter that I received today from Mr. Frank Lanza, Chairman of L3 Communications, offering to acquire, in an all cash transaction not subject to financing, substantially all of









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

the assets and assume certain liabilities of the Company for $52 million. I believe it is self-explanatory.

I would request the Board's immediate response to Mr. Lanza's letter and an explanation as to why the discussions that Mr. Derby had with Mr. Lanza and L3 last year did not result in a negotiated transaction. It should be obvious that the proposed transaction is in the best interest of all of Datron's shareholders.

I would also like to advise you that we totally support Mr. Lanza's proposal, which we believe fairly represents Datron's current value. We also believe that the proposed asset purchase by L3 optimizes shareholder value for Datron's shareholders while fully protecting the Company's employees. We are prepared to assist the Board in fulfilling its fiduciary duties in pursuing this transaction.

I look forward to hearing from you forthwith. I can be reached at (212) 614-0323 or by e-mail at dsoukup@acquisitor.com

Sincerely,

DUNCAN SOUKUP
Duncan Soukup
Managing Director, Acquisitor p1c.

Encl.

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

[Letterhead of L3 Communications]

                             [L3 LOGO]
                          communications
                      -------------------
                  L-3 Communications Corporation
                        600 Third Avenue
                       New York, NY 10016
               212-697-1111 Fax: 212-949-9B79

Frank C. Lanza
Chairman and Chief Executive Officer

                          May 30,2001


C. Duncan Soukup
Principal
Lionheart Group, Inc.
118 East 25th Street
8th Floor
New York, New York 10010

Dear Mr. Soukup:

You have approached L-3 Communications Corporation ("L-3") to inquire about L-3's interest in acquiring Datron Systems, Inc. (the "Company). We appreciate your inquiry and wish to express our interest in acquiring substantially all of the assets of the Company, and assuming the liabilities of the Company, for a purchase price of U.S. $52 million (the "Acquisition") in a transaction supported by the Company's Board of Directors. We submit this letter for your consideration and the approval of the Company's Board of Directors. We have assumed, for this purpose, that, at the closing, the Company will have $11 million of cash on hand, debt of $3 million and continue to own the Simi Valley facility, all of which will be included in the assets we purchase and liabilities we assume. We have also assumed that your company would agree to support the L-3 acquisition. After executing a 60-day no shop agreement containing a U.S. $3 million break-up fee provision, we would be prepared to move quickly into an exclusive due diligence period. This letter is subject to, among other things, L-3's satisfactory completion of due diligence and further in-depth evaluation of the operations and prospects of the Company's business.

Timing, and Process
-------------------
The Acquisition would be consummated pursuant to a purchase agreement containing customary terms and conditions for an asset purchase transaction (the "Agreement"). L-3 is prepared to move quickly to complete its due diligence and, if satisfactory, negotiate the final terms of the Agreement. Our proposal to enter into exclusive negotiations will remain open through the close of business on June 8, 2001.

Sources of Funds
----------------
L-3 has funds of its own, or has binding commitments from responsible banks or other institutions under its existing revolving credit agreements, which will be sufficient and available to pay the purchase price.

Necessary Approvals and Consents
--------------------------------

We foresee the transaction as being subject to customary
U.S. regulatory approvals and do not anticipate any issues in gaining such approvals. In particular, we do not foresee any issues with regard to U.S.

C. Duncan Soukup
May 30,2001
Page 2 of 2

antitrust/competition laws. Final approval of the specific terms and conditions of the Acquisition will be required by L-3's Board of Directors.

Employees and Management
------------------------

L-3 is focused on growing the Company and intends to retain the Company's current employees. Further, L-3 will agree to maintain comparable levels of employee benefits for a period of at least 12 months after closing of the transaction. We are prepared to meet with senior management as soon as possible to discuss their desires and intentions.

Confidentiality
---------------
This letter is hereby submitted on a confidential basis with the full understanding and expectation that you and your representatives will not share any part of this letter with any other party other than the Company's Board of Directors without our prior written approval. Should there be a breach of this confidentiality, L-3 reserves the right to withdraw this expression of interest immediately. This letter should not be construed as binding upon any party. Only such agreements as are contained in the executed Agreement shall be binding upon the Company and L-3.

We believe that our expression of interest represents an attractive opportunity for the sale of the Company's assets. We are prepared to commence immediate negotiations and look forward to a rapid reply to this letter. If you have any questions regarding this letter or any other aspect of our expression of interest, please call me directly at (212) 697-1111 or Christopher Cambria at (212) 905-5634.

                             Sincerely,

                             F C LANZA
                             Frank C. Lanza